                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                    SCHEDULE 13G

                     Under the Securities Exchange Act of 1934
                                 (Amendment No. 1)*

                          MILLENNIUM PHARMACEUTICALS, INC.
         -----------------------------------------------------------------
                                  (Name of Issuer)


                                    COMMON STOCK
         -----------------------------------------------------------------
                           (Title of Class of Securities)


                                     005999021
         -----------------------------------------------------------------

                                   (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          (Continued on following pages)




                                Page 1 of 17 Pages
                         Exhibit Index Contained on Page 14

CUSIP NO. 005999021              13G         Page 2 of 17 Pages


 1     NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Kleiner Perkins Caufield & Byers VI, L.P., a California Limited Partnership ("KPCB VI") 94-3157816

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / / (b) /X/

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION
          California Limited Partnership

        NUMBER OF       5    SOLE VOTING POWER
         SHARES                                                           - 0 -
      BENEFICIALLY
        OWNED BY        6    SHARED VOTING POWER
          EACH                                                            - 0 -
       REPORTING
         PERSON         7    SOLE DISPOSITIVE POWER
          WITH                                                            - 0 -

                        8    SHARED DISPOSITIVE POWER
                                                                          - 0 -

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                          - 0 -

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                             / /

 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         - 0 -%

 12    TYPE OF REPORTING PERSON*
                                                                             PN

                          * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 005999021             13G                Page 3 of 17 Pages

 1     NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates") 94-3158010

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / / (b) /X/

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION
          California Limited Partnership

        NUMBER OF       5    SOLE VOTING POWER
         SHARES                                                           - 0 -
      BENEFICIALLY
        OWNED BY        6    SHARED VOTING POWER
          EACH                                                            - 0 -
       REPORTING
         PERSON         7    SOLE DISPOSITIVE POWER
          WITH                                                            - 0 -

                        8    SHARED DISPOSITIVE POWER
                                                                          - 0 -
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                          - 0 -

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                             / /

 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           -0-%

 12    TYPE OF REPORTING PERSON*
                                                                             PN

                            * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 005999021             13G                  Page 4 of 17 Pages


 1     NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Brook H. Byers

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / / (b) /X/

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                        5    SOLE VOTING POWER
        NUMBER OF                                                        62,421
         SHARES
      BENEFICIALLY      6    SHARED VOTING POWER
     OWNED BY EACH           15,090 shares indirectly held through the Byers
       REPORTING             Trust.  Mr. Byers disclaims beneficial ownership
         PERSON              of these shares.
          WITH
                        7    SOLE DISPOSITIVE POWER
                                                                         62,421

                        8    SHARED DISPOSITIVE POWER
                             15,090 shares indirectly held through the Byers Trust. Mr. Byers disclaims beneficial ownership of these shares.

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                         77,511

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                             / /

 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            .3%

 12    TYPE OF REPORTING PERSON*
                                                                             IN

                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 005999021                  13G               Page 5 of 17 Pages

 1     NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Vinod Khosla

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / / (b) /X/

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                        5    SOLE VOTING POWER
       NUMBER OF                                                            -0-
         SHARES
      BENEFICIALLY      6    SHARED VOTING POWER
     OWNED BY EACH                                                          -0-
       REPORTING
         PERSON         7    SOLE DISPOSITIVE POWER
          WITH                                                              -0-

                        8    SHARED DISPOSITIVE POWER
                                                                            -0-
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                            -0-
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                             / /

 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           -0-%

 12    TYPE OF REPORTING PERSON*
                                                                             IN

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 005999021            13G                Page 6 of 17 Pages

 1     NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            E. Floyd Kvamme

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / / (b) /X/

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                        5    SOLE VOTING POWER
       NUMBER OF                                                         39,088
         SHARES
     BENEFICIALLY       6    SHARED VOTING POWER
     OWNED BY EACH                                                          -0-
       REPORTING
         PERSON         7    SOLE DISPOSITIVE POWER
          WITH                                                           39,088

                        8    SHARED DISPOSITIVE POWER
                                                                            -0-

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                         39,088

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                             / /

 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            .1%

 12    TYPE OF REPORTING PERSON*
                                                                             IN

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 005999021               13G                 Page 7 of 17 Pages

 1     NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            L. John Doerr

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / / (b) /X/

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                        5    SOLE VOTING POWER
       NUMBER OF                                                         67,298
         SHARES
     BENEFICIALLY       6    SHARED VOTING POWER
     OWNED BY EACH           17,591 shares of which 2,501 shares are held
       REPORTING             directly by L.J. Doerr and A. Doerr Trustees,
         PERSON              Vallejo Trust and 15,090 shares indirectly held
          WITH               through the Doerr Trust atd 3/16/92.  Mr. Doerr
                             disclaims beneficial ownership of these shares.

                        7    SOLE DISPOSITIVE POWER
                                                                         67,298

                        8    SHARED DISPOSITIVE POWER
                             17,591 shares of which 2,501 shares are held directly by L.J. Doerr and A. Doerr Trustees, Vallejo Trust and 15,090 shares indirectly held through the Doerr Trust atd 3/16/92. Mr. Doerr disclaims beneficial ownership of these shares.

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                         84,889
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                             / /

 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            .3%

 12    TYPE OF REPORTING PERSON*
                                                                             IN

                            * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 005999021                  13G                  Page 8 of 17 Pages

 1     NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Joseph S. Lacob

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / / (b) /X/

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                        5    SOLE VOTING POWER
       NUMBER OF                                                         53,857
         SHARES
     BENEFICIALLY       6    SHARED VOTING POWER
     OWNED BY EACH                                                          -0-
       REPORTING
         PERSON         7    SOLE DISPOSITIVE POWER
          WITH                                                           53,857

                        8    SHARED DISPOSITIVE POWER
                                                                           -0-

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                         53,857

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                             / /

 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            .2%

 12    TYPE OF REPORTING PERSON*
                                                                             IN

                          * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 005999021                13G               Page 9 of 17 Pages


 1     NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Bernard Lacroute

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / / (b) /X/

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                        5    SOLE VOTING POWER
       NUMBER OF                                                         53,848
          SHARES
      BENEFICIALLY      6    SHARED VOTING POWER
      OWNED BY EACH                                                         -0-
       REPORTING
         PERSON         7    SOLE DISPOSITIVE POWER
          WITH                                                           53,848

                        8    SHARED DISPOSITIVE POWER
                                                                           -0-

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                         53,848

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                             / /

 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            .2%

 12    TYPE OF REPORTING PERSON*
                                                                             IN

                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 005999021                 13G             Page 10 of 17 Pages


 1     NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            James P. Lally

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / / (b) /X/

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                        5    SOLE VOTING POWER
        NUMBER OF                                                        76,932
         SHARES
       BENEFICIALLY     6    SHARED VOTING POWER
      OWNED BY EACH                                                         -0-
       REPORTING
         PERSON         7    SOLE DISPOSITIVE POWER
          WITH                                                           76,932

                        8    SHARED DISPOSITIVE POWER
                                                                            -0-

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                         76,932

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                             / /

 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            .3%

 12    TYPE OF REPORTING PERSON*
                                                                             IN

                         * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).     NAME OF ISSUER.

               Millennium Pharmaceuticals, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

               640 Memorial Drive
               Cambridge, MA 02139

ITEM 2(A)-(C).      NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.

               This amended statement is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

               KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI").

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.

               Common Stock
               CUSIP # 005999021

ITEM 3.        NOT APPLICABLE.

ITEM 4.        OWNERSHIP.

               Please see Item 5.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               This amended statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Millennium Pharmaceuticals, Inc.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON.

               Not applicable - See Item 5.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               Not applicable.

                                  SIGNATURES

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this amended statement is true, complete and correct.

Dated:  February 10, 1998

                              KPCB VI ASSOCIATES, L.P.,
                              A CALIFORNIA LIMITED PARTNERSHIP


                              By: /s/ Brook H. Byers
                                  ------------------------------------
                                  A General Partner


                              BROOK H. BYERS
                              VINOD KHOSLA
                              E. FLOYD KVAMME
                              L. JOHN DOERR
                              JOSEPH S. LACOB
                              BERNARD LACROUTE
                              JAMES P. LALLY


                              By: /s/ Michael S. Curry
                                  ------------------------------------
                                  Michael S. Curry
                                  Attorney-in-Fact


                              KLEINER PERKINS CAUFIELD & BYERS
                              VI, L.P., A CALIFORNIA LIMITED
                              PARTNERSHIP

                              By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                              By: /s/ Brook H. Byers
                                  ------------------------------------
                                  A General Partner

                                    EXHIBIT INDEX


                                                               Found on
                                                             Sequentially
Exhibit                                                      Numbered Page
-------                                                      -------------
Exhibit A:  Agreement of Joint Filing                              15

Exhibit B:  List of General Partners of KPCB VI Associates         16

                                      EXHIBIT A

                             AGREEMENT OF JOINT FILING

          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 10, 1998, containing the information required by Schedule 13G, for the shares of Common Stock of Millennium Pharmaceuticals, Inc. previously held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership, and, with respect to the general partners, such other holdings as are reported therein.

Date:  February 10, 1998

                              KPCB VI ASSOCIATES, L.P.,
                              A CALIFORNIA LIMITED PARTNERSHIP


                              By: /s/ Brook H. Byers
                                  --------------------------------
                                  A General Partner

                              BROOK H. BYERS
                              VINOD KHOSLA
                              E. FLOYD KVAMME
                              L. JOHN DOERR
                              JOSEPH LACOB
                              BERNARD LACROUTE
                              JAMES P. LALLY

                              By: /s/ Michael S. Curry
                                  --------------------------------
                                  Michael S. Curry
                                  Attorney-in-Fact

                              KLEINER PERKINS CAUFIELD & BYERS
                              VI, L.P., A CALIFORNIA LIMITED
                              PARTNERSHIP

                              By KPCB VI Associates, L.P., a California limited partnership, its General Partner

                              By: /s/ Brook H. Byers
                                  --------------------------------
                                  A General Partner

                                     EXHIBIT B

                                GENERAL PARTNERS OF
                KPCB VI ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP


          Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and
(c) citizenship.

1.  (a)   Brook H. Byers
    (b)   c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
    (c)   United States Citizen

2.  (a)   Vinod Khosla
    (b)   c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
    (c)   United States Citizen

3.  (a)   E. Floyd Kvamme
    (b)   c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
    (c)   United States Citizen

4.  (a)   L. John Doerr
    (b)   c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
    (c)   United States Citizen

5.  (a)   Joseph Lacob
    (b)   c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
    (c)   United States Citizen

6.  (a)   Bernard Lacroute
    (b)   c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
    (c)   United States Citizen

7.  (a)   James P. Lally
    (b)   c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
    (c)   United States Citizen